EXHIBIT 10.13


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of November 22, 2000, by and between Dal-Tile International Inc., a Delaware corporation (the "Company"), and Jacques R. Sardas (the "Executive").

         The Company is engaged in the business of the manufacture, distribution and marketing of glazed and unglazed tile. The Company desires to employ the Executive and the Executive desires to accept such employment on the terms and conditions of this Agreement.

         The Executive has served as President and Chief Executive of the Company since July 1, 1997 pursuant to an Employment Agreement dated as of June 13, 1997 and amended as of October 10, 1997, and as of July 17, 1998 (the "Prior Employment Agreement"). The Company and the Executive desire to extend the term of the Prior Employment Agreement and amend certain other of its provisions.

         NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Prior Employment Agreement is hereby amended and restated as follows:

         1. TERM OF EMPLOYMENT. The term of the Executive's employment under this Agreement (the "Term") shall commence on July 1, 1997 and continue through and expire on December 31, 2004 unless earlier terminated as herein provided.

         2. DUTIES OF EMPLOYMENT. The Executive hereby agrees for the Term to render his exclusive services to the Company as (subject to the last sentence of this Section 2) its President and Chief Executive Officer and, in connection therewith, to perform such duties commensurate with his office as he shall reasonably be directed by the Board of Directors of the Company (the "Board") to perform. The Executive shall devote during the Term all of his business time, energy, and skill to his executive duties hereunder and perform such duties faithfully and efficiently, except for reasonable vacations and except for periods of illness or incapacity. When and if requested to do so by the Board, the Executive shall serve as a director of the Company and a director and officer of any subsidiary or affiliate of the Company, provided that the Executive shall be indemnified for liabilities incurred by him in his capacity as a Director or an Officer in accordance with an Indemnification Agreement in the form attached hereto as Exhibit A and as provided in the Company's Certificate of Incorporation and By-Laws as in effect from time to time. From and after January 1, 2004, with the prior written consent of the Board, the Executive may resign from his position as President and Chief Executive Officer of the Company; it being understood that in such event (i) the Executive shall be obligated at the request of the Board to serve as its Chairman for the remainder of the Term, (ii) the Executive shall continue to perform services exclusively for the Company for the remainder of the Term as the Board shall direct consistent with his position as Chairman, (iii) the Annual Salary and Annual Bonus shall remain the same, unless the Board and the Executive shall reasonably agree otherwise and (iv) such resignation, and any circumstances directly or indirectly related thereto, shall not constitute Good Reason (as defined below).

         3.    COMPENSATION AND OTHER BENEFITS.

                  3.1 SALARY. Effective commencing December 1, 2000, as compensation for all services to be rendered by the Executive during the Term, the Company shall pay to the Executive a salary at the annual rate of $700,000 per year (which may be increased from time to time by the Board (the "Annual Salary")), payable in accordance with the Company's usual payroll practices for executives. Executive shall be eligible to receive annual salary reviews and salary increases as authorized by the Board.

                  3.2 ANNUAL BONUS. In addition to his Annual Salary, the Executive shall be eligible to be paid a bonus in respect of each fiscal year of the Company (the "Annual Bonus") in accordance with the Company's bonus plan (the "Plan"), which Annual Bonus shall be determined by the Compensation Committee of the Board and which bonus shall be paid not later than 120 days after the end of such fiscal year. The amount of the bonus opportunity shall be 100% of the amount of the Annual Salary upon attainment of the "target" performance level. The minimum amount of Annual Bonus to be paid to Executive shall be fifty percent (50%) of Executive's Annual Salary, and the maximum amount of Annual Bonus to be paid to Executive shall be two hundred percent (200%) of Executive's Annual Salary, unless otherwise mutually agreed to in writing by the Executive and the Board.


                  3.3 STOCK OPTION AGREEMENT. The Company shall simultaneously herewith grant Executive options (the "Options") to purchase (i) 2,000,000 shares of Common Stock at an exercise price of $12.63 per share and
                           (ii) 1,000,000 shares of Common Stock at an exercise price of $13.89 per share, on the date hereof on the terms and conditions set forth in the Option Plan and Stock Option Agreements to be entered into (the "Stock Option Agreements") in the forms attached hereto. All stock options granted by the Company to Executive prior to the date hereof shall remain in full force and effect in accordance with their terms and such options shall be referred to herein as the "Existing Options."


                  3.4 PARTICIPATION IN EMPLOYEE BENEFIT PLANS. During the Term, the Executive shall be permitted to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefit programs" of the Company as now existing or as may hereafter be revised or adopted.

         4. COVENANTS AGAINST COMPETITION. In order to induce the Company to enter into the Prior Employment Agreement, the Existing Options, this Agreement, the Stock Option Agreements, and the

               Management Subscription Agreement between Executive and
               Company dated as of July 17, 1998 (the "Management Subscription Agreement"), the Executive hereby agrees as follows:

                  4.1 ACKNOWLEDGMENTS OF EXECUTIVE. The Executive acknowledges that (i) the Company and any affiliates or subsidiaries thereof that are currently existing or are acquired or formed during the Restricted Period, as hereinafter defined (collectively, the "Companies"), are and will be engaged primarily in the business of the manufacture, distribution and marketing of glazed and unglazed tile (the "Company Business"); (ii) his work for the Companies will give him access to trade secrets of and confidential information concerning the Companies, including, without limitation, information concerning its organization, business and affairs, organization and operations, "know-how", customer lists, details of client or consultant contracts, pricing policies, financial information, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, technical processes, projects of the Companies, financing projections, budget information and procedures, marketing plans or strategies, and research products (collectively, the "Trade Secrets"); and (iii) the agreements and covenants contained in this Section 4 are essential to protect the Company Business and goodwill of the Companies.

                  4.2 RESTRICTIONS ON COMPETITION. During the Term and for a two-year period after the end of the Term (the "Restricted Period") unless this Agreement is terminated in accordance with the provisions of
                           Section 5.4, the Executive shall not in any place where the Company Business is now or hereafter conducted by any of the Companies while the Executive is an employee, agent, officer, director or shareholder of the Companies, directly or indirectly (a) engage in the Company Business for his own account; (b) enter the employ of, or render any services to any person or entity engaged in the Company Business; or (c) become interested in any such person or entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent trustee or consultant; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or registered pursuant to
                           Section 12(g) of the Securities Exchange Act of 1934 if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not directly or indirectly, own 3% or more of any class of securities of such entity. The Company shall notify the Executive of any additional entities which may hereafter become "Companies" within the meaning of this Agreement.

                  4.3 CONFIDENTIAL INFORMATION, PERSONAL RELATIONSHIPS. During the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, all confidential matters and Trade Secrets of the Companies, except in the ordinary course of performance by the Executive of his obligations hereunder.

                  4.4 PROPERTY OF THE COMPANIES. All memoranda, notes, lists, records and other documents or papers, (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive relating to the Companies are and shall be the Companies' property and shall be delivered to the Companies upon the expiration of the Term unless requested earlier by the Companies.

                  4.5 EMPLOYEES OF THE COMPANIES. The Executive acknowledges that any attempt on the part of the Executive to induce any employee of any of the Companies to leave any of the Companies' employ, would be harmful and damaging to the Companies. During the Restricted Period, the Executive will not without the prior agreement of the Companies, in any way, directly or indirectly: (i) induce or attempt to induce any employee to terminate employment with the Companies; (ii) disrupt the Companies' relationship with any employee; or
                           (iii) solicit or entice any person employed by the Companies.

                  4.6 BUSINESS OPPORTUNITIES. The Executive acknowledges that the Companies have been considering, and during the Term may consider, the acquisition of various entities engaged in the Company Business and that it would be harmful and damaging to the Companies if he were to become interested in any such entity without the Company's prior consent. During the Restricted Period, the Executive will not without the Company's prior consent become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent trustee or consultant, if the Executive was aware at any time during the Term that the Companies had been considering the acquisition of such entity.

                  4.7 RESTRICTIVE COVENANTS. For the purposes of this Agreement all matters discussed in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 of this Agreement shall be referred to as the "Restrictive Covenants."

                  4.8 RIGHTS AND REMEDIES UPON BREACH. If the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies with respect to the Executive, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                                    4.8.1    SPECIFIC PERFORMANCE. The right and
                                             remedy to have the Restrictive
                                             Covenants specifically enforced, it
                                             being agreed that any breach or
                                             threatened breach, of the
                                             Restrictive Covenants would cause
                                             irreparable injury to the Company
                                             and money damages will not provide
                                             an adequate remedy to the Company.

                                    4.8.2    ACCOUNTING. The right and remedy to
                                             require the Executive to account
                                             for and pay over to the Company all
                                             compensation, profits, monies,
                                             accruals, increments or other
                                             benefits derived or received by him
                                             as a result of any transactions
                                             constituting a breach of the
                                             Restrictive Covenants.

                                    4.8.3    SEVERABILITY OF COVENANTS. The
                                             Executive acknowledges and agrees
                                             that the Restrictive Covenants are
                                             reasonable and valid in
                                             geographical and moral scope and in
                                             all other respects. If any court
                                             determines that any of the
                                             Restrictive Covenants, or any part
                                             thereof, are invalid or
                                             unenforceable, the remainder of the
                                             Restrictive Covenants shall not
                                             thereby be affected and shall be
                                             given full effect without regard to
                                             the invalid portions.

                                    4.8.4    BLUE-PENCILLING. If it is
                                             determined that any of the
                                             Restrictive Covenants, or any part
                                             thereof, is unenforceable because
                                             of the duration or geographic scope
                                             of such provision, the duration or
                                             scope of such provision, as the
                                             case may be, shall be reduced so
                                             that such provisions becomes
                                             enforceable and, in its reduced
                                             form, such provision shall then be
                                             enforceable.

                  4.9 ENFORCEABILITY IN JURISDICTION. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the states or countries in which the Company does business. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right to relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

           5. TERMINATION.

                  5.1 TERMINATION UPON DEATH. If the Executive dies during the Term, this Employment Agreement shall terminate immediately, except that the Executive's legal representatives shall be entitled to receive any Annual Salary to the extent such Annual Salary has accrued and remains payable up to the date of the Executive's death (to be paid in a lump sum within 10 days of the termination), plus a portion of the Executive's Annual Bonus, as set forth in Section 3.2, computed on a pro rata basis based on the performance of the Company from the beginning of the relevant bonus period to the date of Executive's death (to be paid as promptly as practicable, but no later than 10 days after the determination thereof), and any benefits to which the Executive, his heirs, or legal representatives may be entitled under and in accordance with the terms of any employee benefits plan or program maintained by the Company.

                  5.2 TERMINATION UPON DISABILITY. If the Executive becomes disabled during his employment hereunder so that he is unable substantially to perform his services hereunder for 180 consecutive days, then the term of this Agreement may be terminated by resolution of the Board sixty days after the expiration of such 180 days, such termination to be effective upon delivery of written notice to the Executive of the adoption of such resolution; provided, that the Executive shall be entitled to receive any accrued and unpaid Annual Salary through such effective date of termination (to be paid in a lump sum within 10 days of the termination), plus a portion of the Executive's Annual Bonus, as set forth in Section 3.2, computed on a pro rata basis based on the performance of the Company from the beginning of the relevant bonus period to the date of termination (to be paid as promptly as practicable, but no later than 10 days after the determination thereof; it being understood that the Executive shall make the determination whether the calculation and payment of the bonus shall be made immediately after the effective date of the termination or after the end of the fiscal year of the termination), and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefits plan or program maintained by the Company.

                  5.3 TERMINATION FOR CAUSE. The Company has the right at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to terminate the Executive's employment under this Agreement and discharge the Executive for "Cause" (as defined below). If such right is exercised, the Executive shall be entitled to receive unpaid and accrued Annual Salary prorated through the date of such termination, any benefits vested as of the date of such termination and any other compensation or benefits otherwise required to be paid under applicable law. Except for such payments, the Company shall be under no further obligation to the Executive. As used in this Section 5, the term "Cause" shall mean (i) the conviction of or plea of guilty by the Executive of any felony or other serious crime involving the Company, or (ii) gross negligence or willful misconduct by the Executive in the performance of his duties hereunder; provided however, that no act shall be considered gross or willful misconduct if the Executive believes he was acting in good faith or in a manner not opposed to the interests of the Company. The Company shall be entitled to terminate the Executive for Cause only upon approval of a resolution adopted by the affirmative vote of not less than two-thirds of the membership of the Board (excluding Executive). The Company agrees to provide to the Executive prior written notice (the "Notice") of its intention to terminate Executive's employment for Cause, such notice to state in detail the particular acts or failures to act which constitute grounds for the termination. The Executive shall be entitled to a hearing before the Board to contest the Board's findings, and to be accompanied by counsel. Such hearing shall be held within 15 days of the request thereof to the Company by the Executive, provided that such request must be made within 15 days of delivery of the Notice. If, following any such hearing, the Board maintains its determination to terminate the Executive's employment for Cause, the effective date of such termination shall be as specified in the Notice.

                  5.4 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. The Company shall have the right at any time during the Term to terminate the Executive's employment hereunder without Cause. Upon such a termination or the termination by the Executive for Good Reason, the Company's sole obligation hereunder, except as otherwise provided in Section 3.4, shall be to pay to the Executive (i) an amount equal to any Annual Salary accrued and due and payable to the Executive hereunder on the date of termination (to be paid in a lump sum within 10 days of the termination), (ii) thereafter all Annual Salary for the remainder of the Term, to be paid in a lump sum within 10 days of the termination, (iii) in a lump sum payment (to be paid as promptly as practicable, but no later than 10 days after the determination thereof; it being understood that the Executive shall make the determination whether the calculation and payment of the bonus shall be made immediately after the effective date of the termination or after the end of the fiscal year of the termination), the greater of (A) a portion of the Executive's Annual Bonus as set forth in Section
                           3.2 computed on a pro rated basis based on the performance of the Company from the beginning of the bonus period to the date of termination and (B) an amount equal to the amount of the Annual Bonus for the fiscal year preceding the fiscal year in which the date of termination occurs, pro rated based on the number of days elapsed in the year of termination. For purposes of this Agreement, "Good Reason" shall mean (i) a reduction in the Annual Salary or bonus opportunity as specified in Section
                           3.1 or 3.2, (ii) a relocation of the Company's headquarters or required relocation of the Executive more than 100 miles outside of the Dallas/Fort Worth Metropolitan area, (iii) a material diminution in the Executive's duties or responsibilities, (iv) an adverse change in the Executive's title, (v) assignment to Executive of duties and responsibilities that are inconsistent with his position in any material respect or (vi) failure of the Board to nominate Executive for election to the Board, or removal of the Executive from the Board without his consent.

                  5.5 TERMINATION IN CONNECTION WITH CHANGE OF CONTROL. In the event Executive's employment is terminated in connection with a Change of Control (as such term is defined in a Change of Control Agreement between Executive and Company dated as of October 1, 2000 (the "Change of Control Agreement")) under circumstances pursuant to which Executive is entitled to payments under the Change of Control Agreement, Executive shall be entitled to such payments as are provided under such agreement in lieu of the payments provided in this Section 5. It is the intent of both Company and Executive that this Agreement in no way shall impair Executive's rights and obligations, and Company's rights and obligations, under such Change of Control Agreement. However, to the extent that this Agreement and the Change of Control Agreement shall conflict, it is the intent of the Company and the Executive that such agreements shall be interpreted in a manner such that Executive receives the greater of (i) the payment or benefit provided under this Agreement or (ii) the payment or benefit provided under the Change of Control Agreement, but that in no event shall Executive be entitled to receive payments or benefits under both agreements to the extent such payments or benefits are duplicative.

                  5.6 OTHER. Except as otherwise provided herein, upon the expiration or other termination of this Agreement including the resignation of Executive, all obligations of the Company shall forthwith terminate, except as to any stock option rights as provided in the Stock Option Agreements, the Existing Options, and the Right (as defined below) as provided in the SAR Agreement (as defined below) and except as otherwise required by applicable law.

         6.    EXPENSES.

                  During the Term, the Executive will be reimbursed for his reasonable professional and personal expenses incurred for the benefit of the Company in accordance with the general policy of the Company or directives and guidelines established by management of the Company and upon submission of documentation satisfactory to the Company. Such expenses shall include, but shall not be limited to, travel, entertainment, club dues and promotional expenses and transportation expenses. With respect to any expenses that are to be reimbursed by the Company to the Executive, the Executive shall be reimbursed upon his presenting to the Company an itemized expense voucher.

           7.  OTHER PROVISIONS.

                  7.1 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:


                  (i)      if to the Company, to:
                           Dal-Tile International Inc.
                           7834 Hawn Freeway
                           Dallas, TX 75217
                           Attention: Mark Solls, Esq.


                  (ii)     if to the Executive, to:     with a copy to:

                           Jacques R. Sardas            Ira C. Kaplan, Esq.
                           6031 Orchid Lane             Benesch, Friedlander,
                                                        Coplan & Aronoff, LLP

                           Dallas, TX 75230             2300 BP America Building
                                                        200 Public Square
                                                        Cleveland, Ohio 44114

         Any party may change its address for notice hereunder by notice to the other parties hereto.

                  7.2 ENTIRE AGREEMENT. This Agreement, the Management Subscription Agreement, the SAR Agreement, the Existing Options, and the Stock Option Agreements contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Employment Agreement.

                  7.3 WAIVERS AND AGREEMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right power or privilege hereunder.

                  7.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

                  7.5 ASSIGNMENT. Executive may not delegate the performance of any of his duties hereunder. Neither party hereto may assign any rights hereunder without the written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  7.6 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

                  7.7 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

           8.  ARBITRATION.

           Any and all disputes arising out of or relating to this Agreement or the breach, termination or validity thereof shall be settled by arbitration before a sole arbitrator in accordance with the then current CPR Rules for Non-Administered Arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 116, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitration shall be held in Dallas, Texas and, unless the parties agree otherwise, the arbitrator shall be selected from CPR's panel of neutrals.

           Either party may demand arbitration by sending to the other party by certified mail a written notice of demand for arbitration, setting forth the matters to be arbitrated. The arbitrator shall have the authority to award only compensatory damages, and neither party shall be entitled to written or deposition discovery from the other. The Company will pay the fees and expenses of the arbitrator, as well as any attorneys' fees, expert witness fees, and other expenses to the extent provided in Section 18 hereof. The arbitrator shall have no authority to alter, amend or modify any of the terms and conditions of this Agreement.

           Before arbitrating the dispute, the parties, if they so agree, may endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure. Unless otherwise agreed, the parties will select a mediator from the CPR panel of neutrals. If the mediation is not successfully concluded within thirty (30) days, the dispute will proceed to arbitration as set forth above.

           Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay the Executive his full compensation in effect immediately before any notice of termination giving rise to the dispute was given and continue him as a participant in all compensation, benefit and insurance plans in which he was then participating, until an award has been entered by the arbitrator. Any amounts paid hereunder shall be set off against or reduced by any other amounts due under this Agreement.

           9.   STOCK OPTIONS, REGISTRATION.

                     (a) The Company agrees, upon the occurrence of a Filing Event (as defined below), as promptly as practicable but not later than 45 days after such occurrence, to (i) file with the Securities and Exchange Commission (the "SEC"), at the Company's cost and expense, a Registration Statement on Form S-8, including an offer prospectus on Form S-3 (or similar form) with respect to the shares of Common Stock issuable upon exercise of the Options, the Existing Options, and (to the extent not previously exercised) the Right (as defined in the Stock Appreciation Rights Agreement dated as of February 20, 1998, between the Company and Executive (the "SAR Agreement")), (ii) maintain the effectiveness of such Registration Statement (subject to the other provisions of this Section 9) until all of the Options, the Existing Options and the Right shall have been exercised in full or shall have expired, whichever shall first occur, and (iii) provide to Executive copies of the Registration Statement and all amendments, if any, thereto. The Company further agrees to cause any Registration Statement on Form S-8 filed by the Company on behalf of its other employees to cover the Options, the Existing Options and the Right held by the Executive.

                     (b) (i) If the Company proposes to effect an underwritten secondary registration on behalf of DTI Investors LLC or its members, the Company will provide prompt notice to the Executive thereof and will permit the Executive to include in such registration shares of Common Stock owned by him (including shares acquired or to be acquired pursuant to the exercise of options by him) with respect to which the Company has received written request for inclusion therein within 20 days after the receipt of the Company's notice. Common Stock requested by the Executive to be included in such registration will be included pro rata on the basis of the number of shares of Common Stock held by the Executive and the other participants in such registration, subject to reduction, if necessary, if the managing underwriter for the offering advises the Company that such reduction is advisable in order to avoid an adverse effect on the proposed offering; provided, however, Executive shall have priority as to 500,000 of his shares of Common Stock.

                                  (ii) Subject to receipt of requisite third
                     party consents, at any time during the period commencing January 31, 2005 and ending December 31, 2006, Executive shall have the right to make one or more requests for registration on Form S-3 of shares of Common Stock owned by him (including shares acquired pursuant to the exercise of options by him), provided that such request shall not be effective unless the Common Stock subject thereto has an estimated market value of at least $15,000,000. The Company will not be obligated to effect any such registration within six months after the effective date of any previously filed registration statement of the Company, and the Company shall have the right to postpone any requested registration for up to six months if it determines in good faith that such registration could reasonably be expected to have an adverse effect on any Proposal or plan by the Company or its subsidiaries to engage in any acquisition, merger, disposition or other material corporate transaction. Executive shall have the right to select the managing underwriters to administer the registered public offering requested pursuant hereto, who shall be of national prominence and reasonably acceptable to the Company. Upon any request pursuant hereto, the Company will use all reasonable efforts to effect the registration and the sale of the Common Stock subject thereto as promptly as practicable. Executive acknowledges that any registration requested pursuant hereto will be subject to any "piggy back" registration rights in effect at the time of the Executive's request, provided, however, that (a) the Executive shall not be obligated to reduce his participation in such registration below 2 million shares of Common stock as a result of a pro-rata reduction, and
                     (b) the Executive shall have the right to make one or more additional requests for registration (on the same terms and conditions provided for in this subparagraph (ii), except that the $15 million minimum referred to above shall be $10 million) if shares of Common Stock owned by him were excluded from registration as a result of "piggy back" registration rights of others exercised by others. Except as otherwise set forth above, no such "piggy back" registration rights shall have priority over those granted to the Executive pursuant to this subparagraph (ii).

                                  (iii) The Company shall bear all expenses in
                     connection with the registrations provided for herein (other than underwriting discounts and commissions and transfer taxes, if any) and fees and expenses of the Executive's legal and other advisers, attributable to the inclusion in any such registration of Common Stock owned by Executive.

                     (c) The obligations of the Company contained in this
                     Section 9 are subject to (i) requirements of applicable law, (ii) restrictions that may be imposed by the Company's underwriters, and (iii) Executive cooperating and providing any needed consents, agreements (including any required "lock up" or customary indemnity agreements, to the extent such arrangements are requested of members of Company management or significant shareholders, generally) and information. Executive agrees that he will discontinue any
                     (i) exercise of the Options, the Existing Options, or the Rights or (ii) sale of shares of Common Stock upon notice from the Company that an event or development makes amendment or supplement of any Registration Statement of the Company covering shares of Common Stock owned by the Executive (or suspension of effectiveness thereof) necessary, and will not resume such exercise or sale until the Company informs Executive he may do so (provided that the Company shall not require such discontinuance for more than 90 days in any 360-day period). Executive specifically agrees that, in connection with a Filing Event described in clause (i) of the definition thereof, he will not sell, transfer or otherwise dispose of any shares of Common Stock, for a period of 180 days following such event, unless the underwriters for the relevant public offering determine a shorter period to be appropriate.

                     (d) For the purpose of this Section 9, "Filing Event" shall mean the earliest to occur of the following events: (i) the sale in a registered public offering of at least 10% of the shares of Common Stock held at such time by DTI Investors LLC or its members (taken as a group); and (ii) the date of the termination of the Executive's employment (A) by the Company without Cause or by reason of disability or by the Executive for Good Reason, (B) as a result of the expiration of the Term of this Agreement (December 31, 2004), (C) by reason of the Executive's death, or (D) subsequent to a Change of Control (as such term is defined in the Change of Control Agreement).

                     (e) Company agrees, at the reasonable request of Executive and at the sole cost of Company, to assist Executive in determining a strategy for the sale of Common Stock acquired by Executive, whether acquired pursuant to the Options, the Existing Options, the Rights or otherwise, provided that such strategy shall be designed to maximize the economic and business benefits for both Company and Executive.

                     (f) Company agrees that the Options granted pursuant to
                     Section 3.3 of this Agreement, as well as any stock options granted to him in the future by the Company, shall (to the extent permitted by law) be transferable by Executive without restriction, provided that Executive shall be required to notify Company (and inform Company of the terms of such transfer and the identity of the transferee of such options) at least five (5) business days prior to such transfer.

                     (g) Company and Executive agree that this Agreement hereby incorporates the terms of that certain letter, dated August 5, 1999, from the Company to DTI Investors LLC (the "Letter Agreement"), which Letter Agreement has been previously provided to Executive. To the extent that the terms and provisions of the Letter Agreement and this Agreement are inconsistent, the terms and provisions of the Letter Agreement shall prevail.


                         IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date first above written.

                                         DAL-TILE INTERNATIONAL INC.

--------------------------               By:
JACQUES R. SARDAS                           ---------------------------------
                                         Name:
                                              -------------------------------
                                         Title:
                                               ------------------------------